Exhibit 99.1

Kulicke & Soffa Reports First Fiscal Quarter Results

A conference call to discuss these results will be held today beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—January 27, 2005—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its first fiscal quarter ended December 31, 2004.

Net revenue for the first quarter ended December 31, 2004 was $116.3 million compared to $153.9 million in the comparable year-ago quarter. The net loss was $7.2 million or a loss of $0.14 per diluted share versus net income for the year-ago quarter of $0.7 million or $0.01 per diluted share. Included in the results for the December 2004 quarter is a gain on the sale of assets of $1.9 million.

Scott Kulicke, chairman and chief executive officer, stated, “Current levels of business are consistent with our previously announced view that the industry may be settling into the trough of the cycle. We expect March quarter revenue to be in the $105 to $125 million range.”

First Quarter Review and Highlights

Technology & Manufacturing

•	The Advanced Vertical Test R&D group completed its proof of concept milestones for memory and logic probe components. The group pushed out its initial shipment dates to customers and is now working to resolve some production scaling issues. This work consists of optimizing assembly processes/procedures for the first multi-DUT memory probe cards, as well as the first area array probe cards for logic devices.

•	The K&S China facility increased its cantilever production capacity and shipments again in the first quarter by 16%. This product line continues to shift manufacturing capacity to China, while the Company ceases manufacturing operations at some U.S. and European sites.

•	The K&S wire bonder R&D group completed the milestones that are required to begin building the new Maxum Ultra machines for testing at customer sites. We expect the new machine will be both faster and more process-capable than the current Maxum Plus model. We expect to deliver the new Maxum Ultra to customers for evaluation during the June 2005 quarter.

•	The K&S capillary product group completed its customer field testing of its Nexxus product. The new model capillary improves machine uptime and product yield by optimizing critical features for specific customer applications.

Key Product Trends

•	The blended average selling price for all wire bonder models was unchanged from the fourth quarter through the first quarter.

•	K&S significantly increased gold wire shipments to customers in Taiwan during the past 12 months. Quarterly shipments to three large Taiwan factories were: 83 million feet in the March 2004 quarter; 164 million feet in the June 2004 quarter; 203 million feet in the September 2004 quarter; and 261 million feet in the December 2004 quarter. The large increase in shipments was a result of K&S providing better levels of performance for key customer metrics.

Financial Review

•	K&S revenue for the first fiscal quarter of 2005 was $116.3 million, which produced a net loss from operations of $4.9 million. The closest comparable quarter for revenue was the quarter ended March 31, 2003 with $122.3 million in sales and a loss from operations of $8.1 million.

•	K&S generated $5.9 million in net cash from operations during the quarter. The closest comparable quarter in revenue was the quarter ended March 31, 2003 with $122.3 in revenue and net cash used in operations of $20.5 million.

•	The financial results included $639 thousand of cost associated with the severance from several separate actions taken by the Company.

Business Summary

Scott Kulicke concluded “We are pleased with the progress made in our technology projects and our cost reduction efforts and look forward to the improved financial performance they will drive when the cycle turns.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private

Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, operating expenses, profitability, cash flows, introduction of new products, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2004 Annual report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

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KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended December 31,
	2003 (1)	2004
Net revenue	$153,869	$116,321

Cost of sales	106,507	89,943

Gross profit	47,362	26,378

Selling, general and administrative	24,716	22,073
Research and development, net	8,176	8,878
Gain on sale of assets (2)	—	(1,875)
Amortization of intangible assets	2,315	2,194

Operating expense	35,207	31,270

Income (loss) from operations	12,155	(4,892)

Interest income	204	449
Interest expense	(4,429)	(846)
Charge on early extinguishment of debt	(6,152)	—

Income (loss) from continuing operations before income tax	1,778	(5,289)

Provision for income taxes	1,350	1,902

Net income (loss) from continuing operations	428	(7,191)

Income from discontinued FCT operations	319	—

Net Income (loss)	$747	$(7,191)

Net income (loss) per share from continued operations:
Basic	$0.01	$(0.14)

Diluted	$0.01	$(0.14)

Net loss per share from discontinued operations:
Basic	$0.00	$0.00

Diluted	$0.00	$0.00

Net loss per share:
Basic	$0.01	$(0.14)

Diluted	$0.01	$(0.14)

Weighted average shares outstanding:
Basic	50,392	51,237
Diluted	56,932	51,237

	Three months ended December 31,
	2003	2004
Additional financial data:

Depreciation and amortization	$8,351	$7,012

Capital expenditures	$2,928	$2,978

Backlog of orders
Core Business	$106,000	$58,000
Discontinued Operations	$8,000	$—

Number of employees
Core Business	3,260	3,236
Discontinued Operations	112	—

Notes:	(1)	Prior period income statement has been revised to reflect accounting for the sale of the Company’s Flip Chip business as a discontinued operation in accordance with the requirements of FAS 144.
	(2)	The Gain on sale of assets is comprised of a gain on the sale of land and building in Gilbert, Arizona of $1,497 thousand, and recognition of $378 thousand of the $4,536 thousand gain on the sale of the land and building in Willow Grove, Pennsylvania.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2004	(Unaudited) December 31, 2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$60,333	$82,431
Restricted cash	3,257	3,497
Short-term investments	32,176	24,989
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/04 - $3,646; 12/31/04 - $3,346)	110,718	91,454
Inventories, net	58,017	57,856
Assets held for sale	6,072	—
Prepaid expenses and other current assets	10,310	14,137
Deferred income taxes	12,417	12,250

TOTAL CURRENT ASSETS	293,300	286,614

Property, plant and equipment, net	51,434	44,674
Intangible assets, (net of accumulated amortization: 9/30/04 - $35,209; 12/31/04 - $37,403)	54,045	52,789
Goodwill	81,440	81,440
Other assets	7,463	7,222

TOTAL ASSETS	$487,682	$472,739

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long term debt	$202	$42
Accounts payable	50,002	43,400
Accrued expenses	37,660	34,944
Income taxes payable	11,986	13,051

TOTAL CURRENT LIABILITIES	99,850	91,437

Long term debt	275,725	270,602
Other liabilities	8,112	9,333
Deferred taxes	36,975	37,567

TOTAL LIABILITIES	420,662	408,939

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	213,847	214,960
Retained deficit	(139,912)	(147,103)
Accumulated other comprehensive loss	(6,915)	(4,057)

TOTAL SHAREHOLDERS’ EQUITY	67,020	63,800

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$487,682	$472,739

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2005:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Quarter ended December 31, 2004:

Net revenue	$29,349	$64,018	$22,954	$—	$116,321
Cost of sales	17,326	51,252	21,365	—	89,943

Gross profit	12,023	12,766	1,589	—	26,378
Operating costs	12,077	6,293	10,946	3,829	33,145
Gain on sale of assets (2)	—	—	(1,497)	(378)	(1,875)

Income (loss) from operations	$(54)	$6,473	$(7,860)	$(3,451)	$(4,892)

Fiscal 2004:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other (1)	Consolidated
Quarter ended December 31, 2003:

Net revenue	$81,080	$49,508	$23,281	$—	$153,869
Cost of sales	49,124	38,090	19,293	—	106,507

Gross profit	31,956	11,418	3,988	—	47,362
Operating costs	14,668	5,224	10,783	4,532	35,207

Income (loss) from operations	$17,288	$6,194	$(6,795)	$(4,532)	$12,155

Note:	(1)	Prior period income statement has been revised to reflect accounting for the sale of the Company’s Flip Chip business as a discontinued operation in accordance with the requirements of FAS 144.
	(2)	The Gain on sale of assets is comprised of a gain on the sale of land and building in Gilbert, Arizona of $1,497 thousand, and recognition of $378 thousand of the $4,536 thousand gain on the sale of the land and building in Willow Grove, Pennsylvania.